EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harvard Apparatus Regenerative Technology, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-200926 of Harvard Apparatus Regenerative Technology, Inc. on Form S-3 and Registration Statement Nos. 333-192026 and 333-192027 on Forms S-8 of Harvard Apparatus Regenerative Technology, Inc. of our report dated March 26, 2015, with respect to the consolidated balance sheets of Harvard Apparatus Regenerative Technology, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Harvard Apparatus Regenerative Technology, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 26, 2015